Exhibit 23.2

KPMG LLP Suite 4000 1735 Market Street Philadelphia, PA 19103-7501

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements No. 333-217595, 333-197882, 333-185501, 333-182379, 333-171318, 333-151992, 333-135973, 333-114007, 333-270479 and 333-273810 on Form S-8 of NRG Energy, Inc. of our report dated June 26, 2025, with respect to the consolidated financial statements of Gridiron Intermediate Holdings, LLC, which report appears in the Form 8-K of NRG Energy, Inc. dated September 24, 2025.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 24, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.